Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND FINANCIAL RESULTS FOR THE FIRST QUARTER 2013

•	Atlas Resource Partners (ARP) achieved record average net production of 133.0 Mmcfed for the first quarter 2013, a 21% increase over the fourth quarter 2012

•

ARP recently completed seven horizontal wells in the Marcellus Shale in Lycoming Co., PA yielding aggregate initial flow rate production of approximately 140 MMcfd, in which ARP owns an approximate 35% interest; ARP expects these wells to be online in early third quarter 2013

•	ARP increased its quarterly distribution to $0.51 per limited partner unit for the first quarter 2013, an 6% increase from the fourth quarter 2012 distribution

•	ARP reaffirms distribution guidance of at least $2.35 per unit for full year 2013

Philadelphia, PA - May 8, 2013 - Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) has reported operating and financial results for the first quarter 2013.

First Quarter 2013 Results

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, of $31.4 million(1), or $0.64 per common unit, for the first quarter 2013, which represents a 133% increase from the prior year 1st quarter. Adjusted EBITDA for the period was impacted negatively by an estimated $2.5 million to $3.0 million impact of storms that affected our production in Texas and Oklahoma;

•	Distributable cash flow, a non-GAAP measure, of $25.1 million(1), or $0.52 per common unit, for the first quarter 2013;

•

ARP declared a cash distribution of $0.51 per limited partner unit for the first quarter 2013, an increase of $0.03, or 6%, over the fourth quarter 2012. The first quarter 2013 ARP distribution will be paid on May 15, 2013 to holders of record as of May 6, 2013; and,

•

On a GAAP basis, net loss was $5.4 million for the first quarter 2013 compared to a net loss of $6.2 million for the prior year comparable period. The loss for each period was caused principally by non-cash expenses, including depreciation, depletion and non-cash compensation expense. Please see the reconciliation of GAAP net loss to adjusted EBITDA in the financial tables of this release for further information.

(1)	A reconciliation of GAAP net loss to adjusted EBITDA and distributable cash flow is provided in the financial tables of this release.

Matthew A. Jones, President and Chief Operating Officer of ARP, said, “We continue to make substantial progress towards expanding our enterprise through the development of our solid portfolio of oil & gas assets. We’re very excited about the progress we are making in each of our key areas, highlighted by the recent average flow rates from our initial Marcellus Shale wells in northeastern Pennsylvania. I attribute this progress not only to our strong positions in our core areas, but also to our highly skilled senior operating team that has demonstrated a commitment to efficiently increasing cash flow while maintaining high standards for health and safety. We look forward to continuing to provide substantial value to our stakeholders through additional acquisition opportunities and production growth.”

Recent Events

Marcellus Shale results in Lycoming County, PA

ARP recently completed seven horizontal Marcellus Shale wells on two pad sites in Lycoming County, PA. All of these Marcellus Shale wells have been drilled with funding from ARP’s partnership management programs. ARP has an approximate 35% working interest in these wells. There were a total of 131 frac stages completed amongst the seven wells, which had an average lateral length of approximately 4,000 feet. The wells were flowed at an average casing pressure of approximately 3,600 psi. ARP had substantial indications from these wells, which had aggregate peak flow rates of approximately 140 million cubic feet of natural gas per day (“MMcfd”), or an average of 20 mmcfd per well, with one well having a peak rate as high as 32 MMcfd. These wells are currently shut in and awaiting pipeline, which is expected in early third quarter 2013.

ARP currently expects to drill an additional 15 Marcellus Shale wells in Lycoming Co. through the end of 2014 within its partnership management programs.

E&P Operations

•

Average net daily production for the first quarter 2013 was 133.0 million cubic feet of natural gas equivalents per day (Mmcfed), an increase of 22.9 Mmcfed, or approximately 21%, compared with the fourth quarter 2012, and an increase of approximately 240% compared to the prior year first quarter. The production increase from fourth quarter 2012 was primarily due to a full quarter’s volume from the acquisition of the Marble Falls oil & gas properties in the Fort Worth basin (TX) from DTE Energy in December 2012. The increase compared to the prior year quarter is due primarily to ARP’s acquisitions of producing oil & gas properties in the Barnett Shale and Fort Worth basin in Texas and Hunton formation in Oklahoma. Oil and natural gas liquids production accounted for approximately 20% of total production volume for the period, compared with 13% for the fourth quarter 2012 and 10% for the prior year first quarter.

•

During the quarter, ARP’s production in parts of Texas and Oklahoma experienced the impact from severe winter weather for several weeks. As a result, some production was curtailed and shut in at various locations due to the conditions and loss of power in certain areas.

•	Investment partnership margin(2) contributed $10.9 million to Adjusted EBITDA and distributable cash flow for the first quarter 2013.

(2)	Investment partnership margin is comprised of Well Construction and Completion margin, Well Services margin and Administration and Oversight Fee revenues.

Hedge Positions

•

ARP continued to expand its commodity hedge positions during the first quarter 2013 and currently has approximately 130.5 billion cubic feet of equivalents (“Bcfe”) of its future production hedged through 2017, including an average floor price for its natural gas production of over $4.20 per thousand cubic feet (“mcf”) and $90 per barrel for its crude oil production through 2017. A summary of ARP’s current derivative positions as of May 8, 2013 is provided in the financial tables of this release.

Corporate Expenses & Capital Position

•

Cash general and administrative expense was $9.6 million for the first quarter 2013, $0.6 million higher than the fourth quarter 2012 and slightly higher compared with the prior year first quarter. The increase compared with the fourth quarter 2012 was due primarily to higher seasonal corporate expenses incurred earlier in the year, including yearend compliance costs.

•

Cash interest expense was $2.2 million for the first quarter 2013, an increase of $1.4 million compared to the fourth quarter 2012. The increase was due to ARP’s issuance of $275.0 million of 7.75% senior notes due 2021 in January 2013. As of March 31, 2013, ARP had $420.0 million of total debt, including $145.0 million outstanding under its revolving credit facility, and a cash position of $1.1 million. ARP’s credit facility has a current borrowing base of $368.8 million.

* * *

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Resource Partners, L.P.’s first quarter 2013 results on Thursday, May 9, 2013 at 9:00 am ET by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at 11:00 a.m. ET on May 9, 2013 by dialing 888-286-8010, passcode: 74304624.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 10,200 producing natural gas and oil wells, primarily in Appalachia and the Barnett Shale in Texas. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 43% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 8% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mississippi Lime play in Oklahoma and southern Kansas, the Woodford Shale in southeastern Oklahoma, the Permian Basin in western Texas, Eagle Ford Shale in south Texas, as well as gathering pipelines in the Barnett Shale in east Texas and Chattanooga Shale in Tennessee, APL owns and operates 14 active gas processing plants, 18 gas treating facilities, as well as approximately 10,600 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

* * *

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, distribution amounts, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Gas and oil production	$46,064	$17,164
Well construction and completion	56,478	43,719
Gathering and processing	3,585	3,314
Administration and oversight	1,085	2,831
Well services	4,816	5,006
Other, net	20	(933)

Total revenues	112,048	71,101

Costs and expenses:
Gas and oil production	15,216	4,505
Well construction and completion	49,112	37,695
Gathering and processing	4,413	4,674
Well services	2,318	2,430
General and administrative	17,567	11,742
Depreciation, depletion and amortization	21,208	9,108

Total costs and expenses	109,834	70,154

Operating income	2,214	947

Loss on asset sales and disposal	(702)	(7,005)
Interest expense	(6,889)	(150)

Net loss	(5,377)	(6,208)

Preferred limited partner dividends	(1,957)	—

Net loss attributable to owner’s interest, common limited partners and the general partner	$(7,334)	$(6,208)

Allocation of net loss:
Portion applicable to owner’s interest (period prior to the transfer of assets on March 5, 2012)	$—	$250
Portion applicable to common limited partners and general partner’s interests (period subsequent to the transfer of assets on March 5, 2012)	(7,334)	(6,458)

Net loss attributable to owner’s interest, common limited partners and the general partner	$(7,334)	$(6,208)

Allocation of net loss attributable to common limited partners and the general partner:
General partner’s interest	$301	$(129)
Common limited partners’ interest	(7,635)	(6,329)

Net loss attributable to common limited partners and the general partner	$(7,334)	$(6,458)

Net loss attributable to common limited partners per unit:
Basic and Diluted	$(0.17)	$(0.24)

Weighted average common limited partner units outstanding:
Basic and Diluted	43,974	26,200

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,138	$23,188
Accounts receivable	42,666	38,718
Current portion of derivative asset	1,769	12,274
Subscriptions receivable	—	55,357
Prepaid expenses and other	10,477	9,063

Total current assets	56,050	138,600

Property, plant and equipment, net	1,357,931	1,302,228
Goodwill and intangible assets, net	33,036	33,104
Long-term derivative asset	4,205	8,898
Other assets, net	19,149	16,122

	$1,470,371	$1,498,952

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$58,069	$59,549
Advances from affiliates	—	5,853
Liabilities associated with drilling contracts	10,815	67,293
Current portion of derivative liability	10,008	—
Current portion of derivative payable to Drilling Partnerships	8,665	11,293
Accrued well drilling and completion costs	70,524	47,637
Accrued liabilities	11,266	25,388

Total current liabilities	169,347	217,013

Long-term debt	420,000	351,425
Long-term derivative liability	2,692	888
Long-term derivative payable to Drilling Partnerships	670	2,429
Asset retirement obligations and other	66,789	65,191

Commitments and contingencies

Partners’ Capital:
General partner’s interest	6,712	7,029
Preferred limited partners’ interests	96,271	96,155
Common limited partners’ interests	712,258	737,253
Accumulated other comprehensive income (loss)	(4,368)	21,569

Total partners’ capital	810,873	862,006

	$1,470,371	$1,498,952

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

	Three Months Ended March 31,
	2013	2012

Net loss attributable to common limited partners per unit - basic	$(0.17)	$(0.24)

Distributable cash flow per unit(1)(2)	$0.52	$0.14

Cash distributions paid per unit(3)	$0.51	$0.12

Production revenues (in thousands):
Natural gas	$29,056	$12,699
Oil	8,806	2,787
Natural gas liquids	8,202	1,678

Total production revenues	$46,064	$17,164

Production volume:(4)(5)
Appalachia:(6)
Natural gas (Mcfd)	31,568	29,960
Oil (Bpd)	278	287
Natural gas liquids (Bpd)	2	30

Total (Mcfed)	33,244	31,862

Barnett/Marble Falls:
Natural gas (Mcfd)	66,069	—
Oil (Bpd)	780	—
Natural gas liquids (Bpd)	2,557	—

Total (Mcfed)	86,092	—

Mississippi Lime/Hunton:
Natural gas (Mcfd)	4,757	—
Oil (Bpd)	29	—
Natural gas liquids (Bpd)	243	—

Total (Mcfed)	6,393	—

Other Operating Areas:(6)
Natural gas (Mcfd)	4,861	5,100
Oil (Bpd)	14	18
Natural gas liquids (Bpd)	394	392

Total (Mcfed)	7,311	7,558

Total:
Natural gas (Mcfd)	107,255	35,060
Oil (Bpd)	1,101	305
Natural gas liquids (Bpd)	3,197	422

Total (Mcfed)	133,039	39,420

Average sales prices:(5)
Natural gas (per Mcf)(7)	$3.33	$4.33
Oil (per Bbl)(8)	$88.89	$100.41
Natural gas liquids (per Bbl)	$28.51	$43.73

Production costs:(5)(9)
Lease operating expenses per Mcfe	$0.97	$1.05
Production taxes per Mcfe	0.22	0.11

Total production costs per Mcfe	$1.19	$1.16

Depletion per Mcfe(5)	$1.64	$2.11

(1)	A reconciliation from net loss to distributable cash flow is provided in the financial tables of this release.

(2)

Calculation consists of distributable cash flow, less amounts attributable to the general partner, divided by 47,813,000 and 26,200,000 limited partner units for the three months ended March 31, 2013 and 2012, respectively, which represent the weighted average limited partner units which were paid cash distributions for the respective period subsequent to March 5, 2012, the date of the transfer of assets. Prior to March 5, 2012, no limited partner units were outstanding.

(3)

Represents the cash distributions declared per limited partner unit for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflects a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(4)

Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(5)

“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.

(6)

Appalachia includes ARP’s production located in Pennsylvania, Ohio, New York and West Virginia. Other operating areas include ARP’s production located in the Chattanooga, New Albany/Antrim and Niobrara Shales.

(7)

ARP’s average sales prices for natural gas before the effects of financial hedging were $2.90 per Mcf and $2.88 per Mcf for the three months ended March 31, 2013 and 2012, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $3.01 per Mcf ($2.59 per Mcf before the effects of financial hedging) and $3.98 per Mcf ($2.53 per Mcf before the effects of financial hedging) for the three months ended March 31, 2013 and 2012, respectively.

(8)	ARP’s average sales prices for oil before the effects of financial hedging were $90.80 per barrel and $100.41 per barrel for the three months ended March 31, 2013 and 2012, respectively.
(9)

Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $0.90 per Mcfe ($1.12 per Mcfe for total production costs) and $0.84 per Mcfe ($0.95 per Mcfe for total production costs) for the three months ended March 31, 2013 and 2012, respectively.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	March 31, 2013	December 31, 2012
Total debt	$420,000	$351,425
Less: Cash	(1,138)	(23,188)

Total net debt/(cash)	418,862	328,237

Partners’ capital	810,873	862,006

Total capitalization	$1,229,735	$1,190,243

Ratio of net debt to capitalization	0.34x	0.28x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended March 31,
	2013	2012
Maintenance capital expenditures	$4,000	$1,750
Expansion capital expenditures	54,487	17,208

Total	$58,487	$18,958

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands)

	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$30,848	$12,659
Well construction and completion margin	7,366	6,024
Administration and oversight margin	1,085	2,831
Well services margin	2,498	2,576
Gathering	(828)	(1,360)

Gross Margin	40,969	22,730
Cash general and administrative expenses	(9,606)	(9,287)
Other, net	20	18

Adjusted EBITDA(1)	31,383	13,461
Cash interest expense(2)	(2,247)	(58)
Maintenance capital expenditures	(4,000)	(1,750)

Distributable Cash Flow(1)	25,136	11,653
Distributable cash flow not attributable to limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(4)	—	(7,880)

Distributable Cash Flow attributable to limited partners(1)	$25,136	$3,773

Distributions Paid(3)	$25,330	$3,208
per limited partner unit	$0.51	$0.12

Reconciliation of non-GAAP measures to net loss (1):
Distributable cash flow attributable to limited partners and the general partner	$25,136	$3,773
Distributable cash flow not attributable to limited partners and the general partner prior to March 5, 2012 (the date of transfer of assets)(4)	—	7,880
Acquisition and related costs	(3,714)	(2,455)
Depreciation, depletion and amortization	(21,208)	(9,108)
Amortization of deferred finance costs	(4,642)	(92)
Non-cash stock compensation expense	(4,247)	—
Maintenance capital expenditures	4,000	1,750
Loss on asset sales and disposal	(702)	(7,005)
Premiums paid on swaption derivative contracts (Carrizo assets acquisition)	—	(951)

Net loss	$(5,377)	$(6,208)

(1)

Adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of ARP believes that adjusted EBITDA and distributable cash flow provide additional information for evaluating ARP’s performance, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within ARP’s financial covenants under its credit facility. Adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(2)	Excludes non-cash amortization of deferred financing costs.
(3)

Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each quarter, based upon the distributable cash flow generated during the respective quarter. The cash distribution declared of $0.12 per limited partner unit for the 1st quarter 2012 reflected a prorated cash distribution for the 27-day period from March 5, 2012, the date of transfer of the assets to ARP, to March 31, 2012.

(4)

In accordance with prevailing accounting literature, ARP has adjusted its historical financial statements to present them combined with the historical financial results of the spin-off assets for all periods prior to its spin-off date of March 5, 2012.

ATLAS RESOURCE PARTNERS, L.P.

Hedge Position Summary

(as of May 8, 2013)

Natural Gas

Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Volumes (mmbtus)(a)
2013(b)	$3.82	21,532,251
2014	$4.14	30,152,976
2015	$4.24	22,314,492
2016	$4.39	19,346,320
2017	$4.59	12,840,000

Costless Collars
Production Period Ended December 31,	Average Floor Price per mmbtu)(a)	Average Ceiling Price per mmbtu)(a)	Volumes (mmbtus)(a)
2013(b)	$4.40	$5.44	4,140,100
2014	$4.22	$5.12	3,840,000
2015	$4.23	$5.13	3,480,000

Put Options
Production Period Ended December 31,	Average Fixed Price per mmbtu)(a)	Volumes (mmbtus)(a)
2013(b)	$3.45	510,000

Natural Gas Liquids

Crude Oil Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)
2013(b)	$92.69	137,500
2014	$91.41	123,000
2015	$88.55	96,000
2016	$85.65	84,000
2017	$83.78	60,000

Mt Belvieu Ethane Purity Swaps
Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2014	$0.3025	60,000

Crude Oil

Fixed Price Swaps
Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)
2013(b)	$92.48	322,000
2014	$91.78	396,000
2015	$88.03	411,000
2016	$85.93	165,000
2017	$84.18	72,000

Costless Collars
Production Period Ended December 31,	Average Floor Price (per bbl)(a)	Average Ceiling Price (per bbl)(a)	Volumes (bbls)(a)
2013(b)	$90.00	$116.40	50,000
2014	$84.17	$113.31	41,160
2015	$83.85	$110.65	29,250

(a)	“mmbtu” represents million metric British thermal units.; “bbl” represents barrel.
(b)	Reflects hedges covering the last nine months of 2013.